Exhibit 99.1

For Immediate Release	For More Information Contact: Barron Beneski (703) 406-5528 Public and Investor Relations beneski.barron@orbital.com

ORBITAL ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

—Company Reports $0.16 Earnings Per Share on Improved Operating Profit Margins—

—Orbital Updates Full-Year 2010 Guidance to Reflect GD Satellite Unit Acquisition—

(Dulles, VA 20 April 2010) — Orbital Sciences Corporation (NYSE: ORB) today reported its financial results for the first quarter of 2010.  First quarter 2010 revenues were $296.2 million, compared to $295.7 million in the first quarter of 2009.  First quarter 2010 operating income was $17.4 million, compared to $11.2 million in the first quarter of 2009.

Net income was $9.3 million, or $0.16 diluted earnings per share, in the first quarter of 2010, compared to net income of $9.2 million, or $0.16 diluted earnings per share, in the first quarter of 2009.  Orbital’s free cash flow* in the first quarter of 2010 was negative $10.3 million compared to positive $10.2 million in the first quarter of 2009.

Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “The company’s first quarter financial results reflected solid revenue and operating income.  Orbital’s advanced space programs segment led the way with strong revenue growth in human space systems and national security space programs, while all three business segments reported improved operating profit margins in the quarter.”

Mr. Thompson added, “We are also pleased to have recently completed the acquisition of the Gilbert, AZ-based spacecraft development and manufacturing business from General Dynamics.  This strategic acquisition is expected to strengthen the company’s competitive position in defense and intelligence, civil government and commercial satellite markets.”

________
* “Free cash flow” is a non-GAAP financial measure discussed in this release.  For additional details, please refer to the sections of this press release entitled “Cash Flow” and “Disclosure of Non-GAAP Financial Measure.”

—more—

Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Announces First Quarter 2010 Financial Results

Financial Highlights

Summary financial results were as follows:

	First Quarter
(in millions, except per share data)	2010	2009
Revenues	$296.2	$295.7
Operating Income	17.4	11.2
Net Income	9.3	9.2
Diluted Earnings per Share	$0.16	$0.16

Revenues increased slightly in the first quarter of 2010 compared to the first quarter of 2009, primarily due to increased activity on the International Space Station Commercial Resupply Services (CRS) contract with NASA and national security satellite programs with various U.S. Government customers, largely offset by decreased activity on missile defense programs, the Orion human spacecraft program for NASA and certain communications satellite programs.

Operating income increased $6.2 million, or 55%, in the first quarter of 2010 compared to the first quarter of 2009 primarily due to improved operating results in the advanced space programs segment.

Net income in the first quarter of 2010 increased to $9.3 million, or $0.16 diluted earnings per share, compared to $9.2 million, or $0.16 diluted earnings per share, in the first quarter of 2009.  This increase was primarily due to the increase in operating income in the first quarter of 2010, partially offset by a $5.3 million insurance recovery recorded in the first quarter of 2009 and a higher effective income tax rate in the first quarter of 2010.  The company’s effective income tax rate increased to 39.6% in the first quarter of 2010 compared to 33.7% in the first quarter of 2009 due to the expiration of the research and development (R&D) tax credit at the end of 2009.

Segment Results

First quarter operating results by business segment were as follows:

Launch Vehicles

	First Quarter
($ in millions)	2010	2009	% Change
Revenues	$100.3	$119.2	(16%	)
Operating Income	4.5	4.3	(5%	)
Operating Margin	4.5%	3.6%

Launch vehicles segment revenues decreased $18.9 million in the first quarter of 2010 compared to the first quarter of 2009 primarily due to decreased activity on the Ground-based Midcourse Defense (GMD) missile defense program and the termination of the Kinetic Energy Interceptor (KEI) program in the second quarter of 2009, partially offset by increased production work on

—more—

Orbital Announces First Quarter 2010 Financial Results

Taurus II launch vehicles for the CRS contract in 2010.  Segment operating income increased $0.2 million in the first quarter of 2010 mainly due to lower unrecovered R&D expenses and the reversal of a contingency reserve, partially offset by the reduction in activity on the GMD and KEI programs.

The company’s R&D expenses are generally recoverable under contracts with the U.S. Government.  However, in the first quarters of 2010 and 2009, launch vehicles segment operating income was reduced by $3.2 million and $6.1 million, respectively, of unrecovered R&D expenses that exceeded a self-imposed ceiling on such costs.

Satellites and Space Systems

	First Quarter
($ in millions)	2010	2009	% Change
Revenues	$100.5	$110.2	(9%	)
Operating Income	7.7	7.8	(1%	)
Operating Margin	7.7%	7.1%

Satellites and space systems segment revenues decreased $9.7 million in the first quarter of 2010 compared to the first quarter of 2009 principally due to a lower level of activity on certain older communications satellite contracts, partially offset by activity on three new communications satellite contracts awarded in the fourth quarter of 2009.  Segment operating margin increased in the first quarter primarily due to improved overall profit margins on communications satellite contracts.

Advanced Space Programs

	First Quarter
($ in millions)	2010	2009	% Change
Revenues	$107.6	$68.3	57%
Operating Income (Loss)	5.2	(0.9)	—
Operating Margin	4.8%	(1.3%)

Advanced space programs segment revenues increased $39.3 million in the first quarter of 2010 compared to the first quarter of 2009 due to increased activity on the CRS contract and national security satellite programs, partly offset by decreased activity on the Orion program.  Segment operating income increased $6.1 million in the first quarter of 2010 primarily as a result of increased activity on the CRS contract and national security satellite programs.  Also, the first quarter of 2009 included a $3.5 million loss recorded on certain contracts.  Segment operating income was reduced in the first quarter of 2010 by $2.1 million of unrecovered R&D expenses that exceeded a self-imposed ceiling on such costs.  There were no unrecovered R&D expenses in the first quarter of 2009.  Operating margins increased primarily due to the operating income factors mentioned above.

—more—

Orbital Announces First Quarter 2010 Financial Results

Cash Flow

Cash flow for the first quarter of 2010 was as follows:

First Quarter
(in millions)	2010
Net Cash Provided by Operating Activities	$4.8
Capital Expenditures	(15.1)
Free Cash Flow	(10.3)
Proceeds from Issuance of Common Stock and Other	9.4
Net Decrease in Cash	(0.9)
Beginning Cash Balance	373.0
Ending Cash Balance	$372.1

New Business Highlights

During the first quarter of 2010, Orbital received approximately $125 million in new firm and option contract bookings.  In addition, the company received approximately $130 million of option exercises under existing contracts.  As of March 31, 2010, the company’s firm contract backlog was approximately $1.78 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.74 billion.

Operational Highlights

In the first quarter of 2010, Orbital successfully deployed the IS-16 communications satellite for Intelsat, Ltd.  During the quarter, the satellite completed its in-orbit testing and is now providing commercial services for Intelsat.  The company also successfully launched its eighth Orbital Boost Vehicle (OBV) interceptor and the first advanced Patriot Target Vehicle, both for the U.S. Missile Defense Agency.

Orbital successfully completed a series of main rocket engine tests in Russia for the company’s Taurus II rocket.  The engine tests included a two-times normal duration firing, adding to the extensive ground testing data for the first stage liquid fuel engine.  The company also completed the Cygnus cargo spacecraft’s final design review while good progress was made on construction work at the Wallops Island, VA ground processing and launch site for the new system.

During the quarter, Orbital delivered ten additional systems for future missions, including the SES-1 communications spacecraft for SES World Skies, a Minotaur IV rocket for the U.S. Air Force, two OBV interceptors for the Missile Defense Agency and several Coyote target missiles for the U.S. Navy.

For the remainder of 2010, Orbital expects to carry out approximately 20 other major space missions and rocket launches and to complete and deliver an additional 15 systems for future deployments.

—more—

Orbital Announces First Quarter 2010 Financial Results

2010 Financial Guidance

The company updated its financial guidance for full-year 2010 to reflect the impact of the company’s April 2, 2010 closing of its acquisition of the spacecraft development and manufacturing business from General Dynamics and an updated estimate of capital spending for the year, as follows:

	Current	Previous
Revenues (in millions)	$1,225 - $1,275	$1,175 - $1,225
Operating Income Margin	5.5% - 6.0%	5.5% - 6.0%
Diluted Earnings per Share	$0.70 - $0.80	$0.70 - $0.80
Free Cash Flow (in millions)	($75 - $85)	($60 - $70)

Disclosure of Non-GAAP Financial Measure

Free cash flow is defined as generally accepted accounting principles (GAAP) net cash provided by operating activities less capital expenditures for property, plant and equipment.  A reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow.”  Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

Orbital does not intend for the above non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure.  Other companies may define this measure differently.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company’s primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, trends, assumptions and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance

—more—

Orbital Announces First Quarter 2010 Financial Results

and market acceptance of products and technologies, government contract procurement and termination risks (including the outcome of bid protests), as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.

—attachments below—

—more—

Orbital Announces First Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Quarter
	2010	2009

Revenues	$296,190	$295,741
Cost of revenues	227,902	246,348
Research and development expenses	30,163	18,971
Selling, general and administrative expenses	20,760	19,258
Income from operations	17,365	11,164
Interest income and other	338	4,963
Interest expense	(2,361)	(2,257)
Income before income taxes	15,342	13,870
Income taxes	(6,074)	(4,668)
Net income	$9,268	$9,202

Basic income per share	$0.16	$0.16
Diluted income per share	0.16	0.16

Shares used in computing basic income per share	57,060	57,189
Shares used in computing diluted income per share	57,856	57,853

—more—

Orbital Announces First Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	First Quarter
	2010	2009
Revenues:
Launch Vehicles	$100.3	$119.2
Satellites and Space Systems	100.5	110.2
Advanced Space Programs	107.6	68.3
Eliminations	(12.2)	(2.0)
Total Revenues	$296.2	$295.7

Income from Operations:
Launch Vehicles	$4.5	$4.3
Satellites and Space Systems	7.7	7.8
Advanced Space Programs	5.2	(0.9)
Total Income from Operations	$17.4	$11.2

—more—

Orbital Announces First Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
Assets
Cash	$372,065	$372,986
Receivables, net	225,441	199,482
Inventory	39,960	38,662
Deferred income taxes, net	39,430	37,902
Other current assets	44,072	14,258
Total current assets	720,968	663,290
Non-current investments	12,600	13,100
Property, plant and equipment, net	142,818	133,275
Goodwill	55,551	55,551
Deferred income taxes, net	44,642	50,326
Other non-current assets	13,948	13,939
Total Assets	$990,527	$929,481

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$202,471	$171,805
Deferred revenues and customer advances	136,453	127,056
Total current liabilities	338,924	298,861
Long-term debt	121,566	120,274
Other non-current liabilities	7,588	7,886
Total stockholders’ equity	522,449	502,460
Total Liabilities and Stockholders’ Equity	$990,527	$929,481

—more—

Orbital Announces First Quarter 2010 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	First Quarter
	2010	2009

Net income	$9,268	$9,202
Depreciation	5,243	4,876
Deferred taxes	4,053	4,046
Changes in assets and liabilities	(16,834)	(6,595)
Other	3,020	4,537
Net cash provided by operating activities	4,750	16,066
Capital expenditures	(15,097)	(5,897)
Net cash used in investing activities	(15,097)	(5,897)
Net proceeds from issuance of common stock	7,899	529
Repurchase of common stock	—	(14,580)
Other	1,527	70
Net cash provided by (used in) financing activities	9,426	(13,981)
Net decrease in cash	(921)	(3,812)
Cash, beginning of period	372,986	328,307
Cash, end of period	$372,065	$324,495

# # #